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                                                                    EXHIBIT 21.1


                         SUBSIDIARIES OF THE REGISTRANTS
                          (EFFECTIVE DECEMBER 31, 1997)



                                                                 STATE OF
         DESCRIPTION                                           INCORPORATION
         -----------                                           -------------



Subsidiary of American Pad & Paper Company
   (Registrant)
   WR Acquisition, Inc.                                        Delaware

Subsidiary of WR Acquisition, Inc. (not a Registrant)
   American Pad & Paper Company of Delaware, Inc.              Delaware

Subsidiaries of American Pad & Paper Company of
   Delaware, Inc.                                              Delaware

   Shade/Allied, Inc.                                          Wisconsin
   Notepad Funding Corporation                                 Delaware